EXHIBIT 99.1

For Immediate Release: November 16, 2017

Media Contacts:

Jennifer Nahas
Griffin Capital Company, LLC
jnahas@griffincapital.com
Office Phone: 949-270-9332

Joseph Kuo / Julius Buchanan
Haven Tower Group LLC
jkuo@haventower.com or jbuchanan@haventower.com
424 652 6520 ext. 101 or ext. 114

Griffin Capital Essential Asset REIT II Reports
Third Quarter of 2017 Results

- Substantial Revenue and Net Income Growth Underscore Success of Strategy Delivering Shareholder Value-

EL SEGUNDO, Calif. (November 16, 2017) - Griffin Capital Essential Asset REIT II, Inc. (the “REIT") announced its operating results for the third quarter of 2017.

Michael Escalante, President of the REIT commented, “Our delivery of increased top and bottom line financial results for the third quarter validates our consistent, twofold approach of combining highly selective acquisition activities with disciplined portfolio management skills. Our continued acquisition of top quality commercial real estate assets with well-established corporate tenants and average remaining leases exceeding 10 years adds layers of current and potential future value creation for our shareholders. Our third quarter results underscore the strong tailwind we are enjoying as we move forward under market and economic conditions that favor our REIT’s strategy. We look forward to continuously enhancing shareholder value by delivering steady, consistent results through current income and long-term capital appreciation events.”

As of September 30, 2017, our portfolio consisted of 27 properties (35 buildings) encompassing approximately 7.3 million square feet of space in 17 states.
Highlights and Accomplishments for the Third Quarter of 2017 and Results as of September 30, 2017:

Follow-On Offering

•	On September 20, 2017, we commenced a follow-on offering consisting of up to $2.2 billion shares of the REIT.

Portfolio Overview

•	The total capitalization(1) of our portfolio was approximately $1.2 billion.

•	Our weighted average remaining lease term was approximately 10.6 years with average annual rent increases of approximately 2.4%.

•	Our portfolio is 100% leased and occupied(2).

•
Approximately 82.7% of our portfolio’s net rental revenue(3) was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade credit ratings(4).

Financial Results

•
Net income attributable to common stockholders was approximately $3.1 million or $0.04 per basic and diluted share for the quarter ended September 30, 2017 compared to $2.7 million loss or $(0.05) per basic and diluted share for the same period in 2016.

•	Total revenue for the quarter ended September 30, 2017 was approximately $27.3 million, representing year-over-year growth of 67% from the same period in 2016.

•	As of September 30, 2017, our debt to total real estate acquisition value was 42.3%.

Non-GAAP Measures

•
Modified funds from operations, or MFFO, as defined by the Investment Program Association (IPA), was approximately $10.3 million for the quarter, representing year-over-year growth of approximately 65% for the same period in 2016. Funds from operations, or FFO, was approximately $14.3 million and $4.6 million for the quarters ended September 30, 2017 and 2016, respectively. Please see financial reconciliation tables and notes at the end of this release for more information regarding MFFO and FFO.

•
Our Adjusted EBITDA, as defined per our credit facility agreement, was approximately $15.5 million for the quarter with a fixed charge and interest coverage ratio of 4.27 each. Please see financial reconciliation tables and notes at the end of this release for more information regarding Adjusted EBITDA and related ratios.

About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. As of September 30, 2017, Griffin Capital Essential Asset REIT II, Inc. has acquired 35 office and industrial buildings totaling approximately 7.3 million rentable square feet and asset acquisition value of approximately $1.1 billion. Griffin Capital Essential Asset REIT II, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC ("Griffin Capital").

About Griffin Capital Company, LLC
Griffin Capital is a leading alternative investment asset manager with approximately $9.6 billion* in assets under management. Founded in 1995, the privately-held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22 billion. Additional information is available at www.griffincapital.com.
*As of September 30, 2017.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

1 Total capitalization includes the outstanding debt balance, plus total equity raised in our public offerings, net of redemptions.
2 There is no guarantee that our properties will remain 100% leased.
3 Net rent is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to September 30, 2017, and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
4 Of the 82.7% investment grade tenant ratings, 71.0% is from Nationally Recognized Statistical Rating Organization (NRSRO) credit rating, with the remaining 11.7% being from non-NRSRO, but having a rating that is equivalent to a NRSRO investment grade rating. Bloomberg’s default risk rating is one example of a non-NRSRO rating.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$44,120	$49,340
Restricted cash	14,454	14,221
Real estate:
Land	122,482	117,569
Building and improvements	815,345	787,999
Tenant origination and absorption cost	240,364	227,407
Construction in progress	288	80
Total real estate	1,178,479	1,133,055
Less: accumulated depreciation and amortization	(72,665)	(39,955)
Total real estate, net	1,105,814	1,093,100
Intangible assets, net	3,387	3,528
Due from affiliates	368	—
Deferred rent	18,651	5,674
Other assets, net	13,071	18,612
Total assets	$1,199,865	$1,184,475
LIABILITIES AND EQUITY
Debt:
Revolving Credit Facility	$345,303	$330,272
AIG Loan	126,265	126,200
Total debt	471,568	456,472
Restricted reserves	35,547	55,797
Accrued expenses and other liabilities	21,455	21,527
Distributions payable	1,612	1,494
Due to affiliates	16,330	22,481
Below market leases, net	52,572	55,319
Total liabilities	599,084	613,090
Commitments and contingencies
Common stock subject to redemption	29,120	16,930
Stockholders' equity:
Common Stock, $0.001 par value - Authorized: 800,000,000 and 700,000,000 shares as of September 30, 2017 and December 31, 2016, respectively;76,785,836 and 70,939,647 shares outstanding in aggregate, as of September 30, 2017 and December 31, 2016, respectively	77	71
Additional paid-in capital	656,821	615,653
Cumulative distributions	(71,937)	(38,406)
Accumulated deficit	(14,203)	(23,788)
Accumulated other comprehensive income	824	841
Total stockholders' equity	571,582	554,371
Noncontrolling interests	79	84
Total equity	571,661	554,455
Total liabilities and equity	$1,199,865	$1,184,475

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Rental income	$22,926	$13,123	$67,211	$34,421
Property expense recovery	4,423	3,211	12,671	7,745
Total revenue	27,349	16,334	79,882	42,166
Expenses:
Asset management fees to affiliates	2,758	1,627	8,299	4,259
Property management fees to affiliates	452	260	1,347	659
Property operating	1,787	1,158	4,886	2,711
Property tax	2,511	1,664	7,244	4,368
Acquisition fees and expenses to non-affiliates	—	384	—	880
Performance fees to affiliates	213	—	213	—
Acquisition fees and expenses to affiliates	—	3,325	—	6,324
General and administrative	831	690	2,736	2,109
Corporate operating expenses to affiliates	566	501	1,679	1,492
Depreciation and amortization	11,236	7,299	32,710	18,910
Total expenses	20,354	16,908	59,114	41,712
Income (loss) before other income and (expenses)	6,995	(574)	20,768	454
Other income (expense):
Other income, net	101	—	265	1
Interest expense	(3,997)	(2,162)	(11,445)	(7,157)
Net income (loss)	3,099	(2,736)	9,588	(6,702)
Less: Net (income) loss attributable to noncontrolling interests	(1)	1	(3)	3
Net income (loss) attributable to common stockholders	$3,098	$(2,735)	$9,585	$(6,699)
Net income (loss) attributable to common stockholders per share, basic and diluted	$0.04	$(0.05)	$0.13	$(0.15)
Weighted average number of common shares outstanding, basic and diluted	76,157,963	57,388,366	75,441,620	45,609,558
Distributions declared per common share	$0.14	$0.14	$0.42	$0.42

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
Funds from Operations and Modified Funds from Operations
(Unaudited)
Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
Additionally, the Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.
Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.
We adopted the IPA MFFO Guideline as management believes that MFFO is a beneficial indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the Company's operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•
Revenues in excess of cash received, net. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these contractual periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at MFFO as a means of determining operating results of our portfolio. In addition, when applicable, in conjunction with certain acquisitions, we may enter into a master escrow or lease agreement with a seller, whereby the seller is obligated to pay us rent pertaining to certain spaces impacted by existing rental abatements. In accordance with GAAP, these proceeds are recorded as an adjustment to the allocation of real estate assets at the time of acquisition, and, accordingly, are not included in revenues, net income, or FFO. This application results in income recognition that can differ significantly from current contract terms. By adjusting for this item, we believe MFFO is reflective of the realized economic impact of our leases (including master agreements) that is useful in assessing the sustainability of our operating performance.

•
Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As amortization of in-place lease valuation is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization to arrive at MFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP are capitalized and included as part of the relative fair value when the property acquisition meets the definition of asset acquisition or are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. These costs have been funded with cash proceeds from our primary offerings or included as a component of the amount borrowed to acquire such real estate. If we acquire a property after all offering proceeds from our primary offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

•
Gain or loss from the extinguishment of debt. We use debt as a partial source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management believes that this loss is considered an event not associated with our operations, and therefore, deems this write off to be an exclusion from MFFO.

•
Unrealized gains (losses) on derivative instruments. These adjustments include unrealized gains (losses) from mark-to-market adjustments on interest rate swaps and losses due to hedge ineffectiveness.  The change in fair value of interest rate swaps not designated as a hedge and the change in fair value of the ineffective portion of interest rate swaps are non-cash adjustments recognized directly in earnings and are included in interest expense.  We have excluded these adjustments in our calculation of MFFO to more appropriately reflect the economic impact of our interest rate swap agreements.

For all of these reasons, we believe the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. The use of MFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete. However, FFO and MFFO are not useful measures in evaluating the net asset value ("NAV") because impairments are taken into account in determining NAV but not in determining FFO and MFFO. Therefore, FFO and MFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and MFFO is presented in the following table for the three and nine months ended September 30, 2017 and 2016 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$3,099	$(2,736)	$9,588	$(6,702)
Adjustments:
Depreciation of building and improvements	5,137	2,897	15,053	7,701
Amortization of leasing costs and intangibles	6,099	4,403	17,657	11,209
FFO	$14,335	$4,564	$42,298	$12,208
Distributions to noncontrolling interests	(3)	(2)	(8)	(8)
FFO, adjusted for noncontrolling interest distributions	$14,332	$4,562	$42,290	$12,200
Reconciliation of FFO to MFFO:
Adjusted FFO	$14,332	$4,562	$42,290	$12,200
Adjustments:
Acquisition fees and expenses to non-affiliates	—	384	—	880
Acquisition fees and expenses to affiliates	—	3,325	—	6,324
Revenues in excess of cash received, net	(2,857)	(897)	(8,006)	(2,461)
Amortization of below market rent, net	(1,183)	(969)	(3,389)	(2,654)
Unrealized loss (gain) on derivatives	19	(168)	60	(168)
MFFO	$10,311	$6,237	$30,955	$14,121

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
Adjusted EBITDA
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
ADJUSTED EBITDA(1):	2017	2016	2017	2016
Net income/(loss)	$3,099	$(2,736)	$9,588	$(6,702)
Depreciation and amortization	11,236	7,299	32,710	18,910
Interest expense	3,620	1,938	10,321	6,182
Unused commitment fee	78	198	238	567
(Gain)/loss on swap	19	(168)	60	(168)
Amortization - Deferred financing costs	280	194	826	576
Amortization - In-place lease	(1,183)	(969)	(3,389)	(2,654)
Income taxes	(76)	23	99	100
Asset management fees	2,758	1,627	8,299	4,259
Property management fees	455	260	1,359	659
Acquisition fees and expenses	—	3,709	—	7,204
Deferred rent	(4,498)	(897)	(13,227)	(2,461)
	15,788	10,478	46,884	26,472
Less: Capital reserves	(334)	(225)	(989)	(580)
Adjusted EBITDA (per credit facility)	$15,454	$10,253	$45,895	$25,892

Interest expense	$3,620	$1,938	$10,321	$6,182

Interest Coverage Ratio(2)	4.27	5.29	4.45	4.19
Fixed Charge Coverage Ratio(3)	4.27	5.29	4.45	4.19

(1)
Adjusted EBITDA, as defined in our credit facility agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures.

(2)	Interest coverage is the ratio of interest expense as if the corresponding debt was in place at the beginning of the period to adjusted EBITDA.

(3)
Fixed charge coverage is the ratio of principal amortization for the period plus interest expense as if the corresponding debt were in place at the beginning of the period plus preferred unit distributions as if in place at the beginning of the period over adjusted EBITDA.